                                                       S.E.C. File No. 333-45793
                                                Filed Pursuant to Rule 424(b)(5)

           PRICING SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 18, 1998
               AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 26, 1998

                                   $75,000,000

                                    PEP BOYS(R)

          6.92% Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)")
                              ------------------
     The annual interest rate on the 6.92% Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)") of The Pep Boys -- Manny, Moe & Jack (the "Company") to July 7, 2006 (the "Initial Investor Maturity Date") is 6.92%. The TERMS are subject to mandatory tender to Credit Suisse First Boston Corporation, as Remarketing Dealer (the "Remarketing Dealer"), on each of (i) the Initial Investor Maturity Date and (ii) if, as described herein under "Description of the TERMS -- Tender of the TERMS; Remarketing -- Remarketing Dates; Adjustment to Maturity Date," the Initial Investor Maturity Date is designated as a Window Period Remarketing Date (as defined herein), the Additional Remarketing Date (as defined herein) thereafter. Each of the Investor Maturity Date and the Additional Remarketing Date, if any, are referred to herein as a "Remarketing Date." The final maturity date (the "Maturity Date") is scheduled to occur on July 7, 2016 (the "Scheduled Maturity Date") but may be adjusted to a later date as described herein due to the occurrence, if any, of the Additional Remarketing Date. If the Remarketing Dealer for any reason does not purchase all TERMS on a Remarketing Date, the Company will be required to repurchase the TERMS on such date from the record holders ("Holders") thereof at 100% of the principal amount thereof plus accrued interest, if any. As a result, whether or not the Initial Investor Maturity Date is a Window Period Remarketing Date, any person holding a TERMS (or a beneficial interest therein) on or prior to the Initial Investor Maturity Date, will, in all cases, (i) be entitled to receive 100% of the principal amount of the TERMS and (ii) be obligated to surrender the TERMS, in each case on the Initial Investor Maturity Date. In addition, if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date, any person holding a TERMS (or a beneficial interest therein) on or after the Initial Investor Maturity Date and on or prior to the Additional Remarketing Date will, in all cases, (i) be entitled to receive 100% of the principal amount of the TERMS and (ii) be obligated to surrender the TERMS, in each case on the Additional Remarketing Date.
     The TERMS are part of the Medium Term Notes, Series B, Due Nine Months or More from Date of Issue, of the Company. Interest on the TERMS accruing during the period from and including July 7, 1998 (the "Issue Date"), to but excluding the Initial Investor Maturity Date will be payable semiannually on January 7 and July 7 of each year, commencing January 7, 1999. Interest on the TERMS accruing from the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) will be paid semiannually on each day that is a six-month anniversary of such date. Interest on the TERMS accruing during the period from and including the Initial Investor Maturity Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) to but excluding the Additional Remarketing Date (the "Window Period"), if applicable, will be payable on the Additional Remarketing Date. Each day on which interest is scheduled to be paid is hereinafter referred to as an "Interest Payment Date." Interest payable on any Interest Payment Date will be payable to the persons in whose name the TERMS are registered on the fifteenth calendar day (whether or not a Business Day (as defined herein)) immediately preceding the related Interest Payment Date; provided, that, in the case of the Interest Payment Date relating to the Window Period, interest will be payable to the persons to whom principal shall be payable on the Additional Remarketing Date.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PRICING SUPPLEMENT OR THE PROSPECTUS AND
                 PROSPECTUS SUPPLEMENT. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.
     The TERMS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the Underwriter (as defined herein) at the time of each sale. The net proceeds to the Company will be 102.04% of the principal amount of the TERMS sold and the aggregate net proceeds will be $76,530,000, plus accrued interest, if any, from July 7, 1998. The net proceeds include a premium paid by the Remarketing Dealer for the right to remarket the TERMS. For further information with respect to the plan of distribution, see "Underwriting."
     The TERMS are offered by the Underwriter when, as and if issued by the Company, delivered to and accepted by the Underwriter and subject to the Underwriter's right to reject orders in whole or in part. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the TERMS will be made in book-entry form through the facilities of The Depository Trust Company ("DTC") on or about July 7, 1998.

                          Credit Suisse First Boston

                    Pricing Supplement dated June 30, 1998.

          "Term Enhanced ReMarketable Securities(SM)" and "TERMS(SM)" are service marks owned by Credit Suisse First Boston Corporation

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:




       13 Weeks Ended                                            Fiscal Year Ended
-----------------------------   ------------------------------------------------------------------------------------
 May 2, 1998     May 3, 1997     Jan. 31, 1998     Feb. 1, 1997     Feb. 3, 1996     Jan. 28, 1995     Jan. 29, 1994
-------------   -------------   ---------------   --------------   --------------   ---------------   --------------
    1.9x            3.8x              2.3x             4.7x             4.1x             4.7x              4.9x

     The ratio is computed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes and cumulative effect of change in accounting principle plus fixed charges (exclusive of capitalized interest costs). "Fixed charges" consist of interest costs (including capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).


                           DESCRIPTION OF THE TERMS


General

     The TERMS are to be issued as a series of Debt Securities under the Senior Indenture, dated as of February 18, 1998, as may be supplemented from time to time (the "Indenture"), between the Company and PNC Bank, National Association, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus and Prospectus Supplement. As of May 2, 1998, the Company had outstanding under the Indenture Senior Securities (as defined in the accompanying Prospectus and Prospectus Supplement) in the aggregate principal amount of $100 million. The following description of the terms of the TERMS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Securities set forth in the accompanying Prospectus and Prospectus Supplement. The Maturity Date of the TERMS is scheduled to be July 7, 2016 (the "Scheduled Maturity Date") but may be adjusted due to the occurrence, if any, of the Window Period.

     The TERMS will be Senior Securities of the Company and will be limited to $75,000,000 aggregate principal amount. Except in the limited circumstances described herein, the TERMS are not subject to redemption prior to the Maturity Date at the option of the Company. See "Redemption" below.

     The TERMS will bear interest at the annual interest rate of 6.92% to July 7 , 2006 (the "Initial Investor Maturity Date"). The Initial Investor Maturity Date and, if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date as described below under "-- Tender of the TERMS; Remarketing -- Remarketing Dates; Adjustment to Maturity Date," the Additional Remarketing Date thereafter, will be the Remarketing Dates for the TERMS. If the Remarketing Dealer elects to remarket the TERMS on a Remarketing Date, except in the limited circumstances described herein, (i) the TERMS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on each such date, on the terms and subject to the conditions described herein, and (ii) on and after such Remarketing Date, the TERMS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below. See "Tender of TERMS; Remarketing" below.

     Under the circumstances described below, the TERMS are subject to redemption by the Company from the Remarketing Dealer on a Remarketing Date. See "Redemption" below. If the Remarketing Dealer for any reason does not purchase all TERMS on a Remarketing Date, or elects not to remarket the TERMS, or in certain other limited circumstances described herein, the Company will be required to repurchase the TERMS from the Holders thereof on such date, at 100% of the principal amount thereof plus accrued interest, if any. See "Repurchase" below.

     Interest on the TERMS accruing during the period from and including the Issue Date, to but excluding the Initial Investor Maturity Date will be payable semiannually on January 7 and July 7 of each year, commencing January 7, 1999. Interest on the TERMS accruing from the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing
Date) will be paid semiannually on each day that is a six-month anniversary of such date. Interest on the TERMS accruing during the Window Period, if applicable, will be payable on the Additional Remarketing Date. Interest payable on any Interest Payment Date will be payable to the persons in whose names the TERMS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date; provided, that, in the case of the Interest Payment Date relating to the Window Period, interest will be payable to the persons to whom principal shall be payable on the Additional Remarketing Date. Interest on the TERMS will be computed on the basis of a 360-day year of twelve 30-day months; provided, that, interest accruing during the Window Period will be computed on the basis of the actual number of days in such period over a 360-day year. "Business Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in The City of New York and, in the case of the determination of the "Applicable Reference Index" (as defined herein) that is based upon eurodollar deposits in London, the City of London.


     Interest payable on any Interest Payment Date and at the Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Issue Date if no interest has been paid or duly provided for with respect to the TERMS) to but excluding such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be. If any Interest Payment Date or the Maturity Date or date of redemption or repurchase of TERMS falls on a day that is not a Business Day, the payment otherwise then due shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date or date of earlier redemption or repurchase, as the case may be.


     The TERMS will be issued in denominations of $1,000 and integral multiples thereof.


Tender of TERMS; Remarketing


     The following description sets forth the terms and conditions of the remarketing of the TERMS, in the event that the Remarketing Dealer elects to purchase the TERMS and remarkets the TERMS on the Initial Investor Maturity Date.


     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not earlier than fifteen nor later than five Business Days prior to the Initial Investor Maturity Date of its intention to purchase the TERMS for remarketing (the "Notification Date"), each TERMS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on each of (i) the Initial Investor Maturity Date, and (ii) if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date as described below under "-- Remarketing Dates; Adjustment to Maturity Date," the Additional Remarketing Date thereafter, except in the circumstances described under "-- Repurchase" or "-- Redemption" below. The purchase price for the TERMS to be paid by the Remarketing Dealer on each Remarketing Date will equal 100% of the principal amount thereof. See "Notification of Results; Settlement" below. When the TERMS are tendered for remarketing on a Remarketing Date, the Remarketing Dealer may remarket the TERMS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), the TERMS will bear interest at the Interest Rate to Maturity (as defined herein), determined as set forth under "-- Determination of Applicable Interest Rate" below. During the Window Period, if applicable, the TERMS will bear interest at the Window Period Interest Rate (as defined herein) determined as set forth under "-- Determination of Applicable Interest Rate" below. If the Remarketing Dealer elects to remarket the TERMS, the obligation of the Remarketing Dealer to purchase the TERMS on the applicable Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all TERMS on the applicable Remarketing Date, the Company will be required to repurchase the TERMS from the Holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the TERMS to such Remarketing Date. See "-- Repurchase" below.

     The Initial Investor Maturity Date will be January 7, 2006. The Maturity Date of the TERMS is scheduled to occur on the Scheduled Maturity Date, but may be adjusted to a later date due to the occurrence, if any, of the Window Period.

     Remarketing Dates; Adjustment to Maturity Date. If the Remarketing Dealer elects to remarket the TERMS on the Initial Investor Maturity Date, then not later than 4:00 p.m., New York City time, on the fourth Business Day prior to the Initial Investor Maturity Date, the Company may notify the Remarketing Dealer, the Trustee and DTC by telephone, confirmed in writing that it elects the Initial Investor Maturity Date to be a Window Period Remarketing Date (the "Window Period Remarketing Date"). The Company will be eligible to make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Service and "BBB-" by Standard & Poor's Ratings Group or the equivalent thereof by such rating agency at the time of such notification; provided, that, the Remarketing Dealer may waive this requirement at its sole discretion. If the Company does not provide such notification, the Initial Investor Maturity Date will be the only Remarketing Date and the Maturity Date will be the Scheduled Maturity Date. If the Company provides such notification, then (i) the Additional Remarketing Date will be one of the 52 following one-week anniversary dates of the Initial Investor Maturity Date (or if any such day is not a Business Day, the next following Business Day) designated by the Company not later than the fifth Business Day prior to such one-week anniversary date (the "Additional Remarketing Date"); provided, that, if the Company fails to so designate the Additional Remarketing Date, the Additional Remarketing Date will be the date that is 52 weeks from the Initial Investor Maturity Date (or if such day is not a Business Day, the next following Business Day) and (ii) the Maturity Date of the TERMS will be a date that is the 10th year anniversary of the Additional Remarketing Date (whether or not a Business Day).

     Determination of Applicable Interest Rate. From, and including, the Initial Investor Maturity Date if such date is not a Window Period Remarketing Date or, from and including the Additional Remarketing Date, if the Initial Investor Maturity Date is a Window Period Remarketing Date, to but excluding the Maturity Date, the TERMS will bear interest at the Interest Rate to Maturity (as defined below). From, and including, the Initial Investor Maturity Date if such date is a Window Period Remarketing Date to, but excluding, the Additional Remarketing Date (the "Window Period"), if applicable, the TERMS will bear interest at the Window Period Interest Rate (as defined below).

     The "Interest Rate to Maturity" shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) (the "Re-pricing Date"), to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of the Base Rate (as defined below) plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the TERMS.

     "Base Rate" means 5.45%.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or number of basis points) above the Base Rate, obtained by the Remarketing Dealer on the Re-pricing Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the TERMS at the Dollar Price, but assuming (i) an issue date of the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) with settlement on such date without accrued interest, (ii) a maturity date equal to the Maturity Date of the TERMS, and (iii) a stated annual interest rate, payable semiannually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above.

     "Dollar Price" means, with respect to the TERMS, the present value, as of the Initial Investor Maturity Date, of the Remaining Scheduled Payments (as defined below) discounted to the Initial Investor Maturity Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below); provided, that, in the case of the Additional Remarketing Date, the Dollar Price will be the Accreted Dollar Price (as defined below).

     "Accreted Dollar Price" means, with respect to the Additional Remarketing Date, the Dollar Price as of the Initial Investor Maturity Date (determined by the Remarketing Dealer on the Notification Date for the Initial

Investor Maturity Date as if the Initial Investor Maturity Date were not a Window Period Remarketing Date) plus the product of (i) such Dollar Price as of the Initial Investor Maturity Date, (ii) the weighted average per annum Window Period Interest Rate for the Window Period and (iii) the number of days in the Window Period divided by 360.

     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (which shall include the Remarketing Dealer or one of its affiliates) selected by the Company.

     "Remaining Scheduled Payments" means, with respect to the TERMS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only and assuming (i) a maturity date equal to the Maturity Date of the TERMS, and (ii) that the Company did not elect the Initial Investor Maturity Date to be a Window Period Remarketing Date.

     "Treasury Rate" means the yield to maturity of the offered-side quote for the then current 10 Year US Treasury Bond or other bench mark US Treasury Bond, as the case may be, shown on Telerate page 500 (or any successor page), as of 11:00 a.m., New York City time, on the Notification Date. The 10 year offered-side yield will be used to determine the Dollar Price with respect to the determination of the Interest Rate to Maturity. In the event that the offered-side quote for the then current 10 Year US Treasury Bond is no longer shown on Telerate page 500 and there is no successor page, the Treasury Rate will be calculated by the Remarketing Dealer and will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 11:00 a.m., New York City time, on the Notification Date, of five leading primary United States government securities dealers (which shall include the Remarketing Dealer or an affiliate of the Remarketing Dealer) selected by the Remarketing Dealer, excluding the highest and lowest of such bids, for an aggregate principal amount of the then current 10 Year US Treasury Bond, or other bench mark US Treasury Bond, as the case may be, equal to the full aggregate principal amount of the TERMS. If fewer than three such United States government securities dealers provide bids, the Treasury Rate shall be the average of such bids.

     The interest rate for the Window Period will be reset on each Interest Reset Date (as defined below) during the Window Period and will equal the Applicable Reference Index plus the Applicable Basic Margin Above the Applicable Reference Index, in each case as calculated by the Remarketing Dealer (the "Window Period Interest Rate"). The Wednesday of each week during the Window Period will be an "Interest Reset Date." The "Interest Determination Date" applicable to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date. The interest rate in effect from and including the Window Period Remarketing Date which is the first day of the Window Period to, but excluding, the first Interest Reset Date during such Window Period will be determined as if the Window Period Remarketing Date were an Interest Reset Date and the Interest Determination Date for such Interest Reset Date were the second Business Day prior to the Window Period Remarketing Date.

     The "Applicable Reference Index" means, with respect to the Window Period, one of the following indexes selected by the Company and notified to the Remarketing Dealer no later than four Business Days prior to the Window Period Remarketing Date: (i) the per annum rate equal to the one week eurodollar rate shown on Telerate page 3750 (or any successor page) at 11:00 a.m., London time, on the Interest Determination Date, or (ii) the per annum rate equal to the average of the federal funds rates shown on Telerate page 5 (or any successor page) at 11:00 a.m., New York City time, on the Interest Determination Date and each of the four Business Days prior such Interest Determination Date, or (iii) the one-week "AA" financial commercial paper rate shown on the internet world wide web page (or any successor page) of the Board of Governors of the Federal Reserve System (www.bog.frb.fed.us/releases/CP/) at 11:00 a.m., New York City time, on the Interest Determination Date.

     The "Applicable Basic Margin Above the Applicable Reference Index" will be the lowest bid indication, expressed as a spread (in the form of a percentage or number of basis points) above the Applicable Reference Index, obtained by the Remarketing Dealer on the third Business Day prior to the Window Period Remarketing Date from the bids quoted from five Reference Money Market Dealers (as defined below) on such date for the full aggregate principal amount of the TERMS at a dollar price equal to par, but assuming (i) an issue date of the Window Period Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the day that is 52 weeks from the Window Period Remarketing Date, (iii) that the TERMS are callable by the Remarketing Dealer on a weekly basis after the Window Period Remarketing Date, (iv) that the TERMS will be repurchased by the Company at par on the day that is 52 weeks from the Window Period Remarketing Date if not previously called by the Remarketing Dealer and (v) a stated annual interest rate, payable on the Additional Remarketing Date, equal to the Applicable Reference Index plus the spread bid by the applicable Reference Money Market Dealer. If fewer than five Reference Money Market Dealers bid as described above, then the Applicable Basic Margin Above the Applicable Reference Index shall be the lowest of such bid indications obtained as described above.


     "Reference Money Market Dealers" means leading dealers, selected by the Company, of publicly traded debt securities of the Company in The City of New York (which shall include the Remarketing Dealer or one of its affiliates) who are also leading dealers in money market instruments. The Company will notify the Remarketing Dealer of the identity of such Reference Money Market Dealers no later than four Business Days prior to the Window Period Remarketing Date.


     Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all TERMS on the Initial Investor Maturity Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), of the Interest Rate to Maturity. If the Initial Investor Maturity Date is a Window Period Remarketing Date, the Remarketing Dealer shall provide the Company, the Trustee and DTC with notice in accordance with the preceding sentence, on the second Business Day prior to the Initial Investor Maturity Date, of the Window Period Interest Rate which will initially be in effect.


     All of the TERMS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on each Remarketing Date.


     In the event that the Remarketing Dealer purchases the TERMS on a Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to the DTC participant (each, a "DTC Participant") of each Holder of TERMS, (by book-entry) through DTC by the close of business on such date against delivery through DTC of such Holder's TERMS, of 100% of the principal amount of the TERMS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the TERMS on a Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the TERMS, as described below under "Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Holder of TERMS due on a Remarketing Date by book entry through DTC by the close of business on such date.


     The transactions described above will be executed through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the TERMS delivered by book-entry as necessary to effect the purchases and sales thereof.


     Transactions involving the sale and purchase of TERMS remarketed by the Remarketing Dealer on a Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.


     The tender and settlement procedures described above, including provisions for payment by purchasers of TERMS in the remarketing or for payment to selling Holders of TERMS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of TERMS in certificated form, if the book-entry system is no longer available for the TERMS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.


     As long as DTC's nominee holds the certificates representing any TERMS in the book-entry system of DTC, no certificates for such TERMS will be delivered by any selling Holder to reflect any transfer of such TERMS effected in the remarketing. In addition, under the terms of the TERMS and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the TERMS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the TERMS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the TERMS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus.

     The Remarketing Dealer. The Company and the Remarketing Dealer are entering into a Remarketing Agreement, the general terms and provisions of which are summarized below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     In connection with the remarketing of the TERMS bearing the Interest Rate to Maturity, the Remarketing Dealer will sell the TERMS for distribution to the Reference Corporate Dealer that provides the lowest bid indication with respect to the determination of the Applicable Spread. The Remarketing Agreement provides the Remarketing Dealer with the right to match the lowest bid indication received from the Reference Corporate Dealers with respect to the determination of the Interest Rate to Maturity and to thereby have the right to distribute the TERMS.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the TERMS as described herein, the obligation of the Remarketing Dealer to purchase TERMS from Holders of TERMS will be subject to several conditions precedent set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the financial condition or results of operations of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof on or before a Remarketing Date upon the occurrence of certain events as set forth in the Remarketing Agreement.

     No Holder of any TERMS shall have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such TERMS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. In certain limited circumstances, the Remarketing Dealer may be terminated. In either such case, the Remarketing Dealer shall select its successor from a group of five broker-dealers of national standing identified by the Company who, subject to certain conditions, may assume the Remarketing Dealer's rights and obligations under the Remarketing Agreement.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the TERMS. The Remarketing Dealer may exercise any vote or join in any action which any Holder of TERMS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if did not act in any capacity under the Remarketing Agreement.


Repurchase

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity or the Window Period Interest Rate by (a) in the case of the Interest Rate to Maturity, 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if the Initial Investor Maturity Date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the

Initial Investor Maturity Date is a Window Period Remarketing Date), or (b) in the case of the Window Period Interest Rate, 4:00 p.m., New York City time, on the second Business Day prior to the Initial Investor Maturity Date, or (ii) prior to a Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the third Business Day immediately preceding such Remarketing Date, or (iii) since the Notification Date, a material adverse change in the financial condition or results of operations of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer for any reason elects not to purchase the TERMS for remarketing on a Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered TERMS on the applicable Remarketing Date, the Company will repurchase the TERMS as a whole on such Remarketing Date at a price equal to 100% of the principal amount of the TERMS plus all accrued and unpaid interest, if any, on the TERMS to such date. In any such case, payment will be made by the Company to the DTC Participant of each tendering Holder of TERMS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Holder's tendered TERMS.


Redemption

     If the Remarketing Dealer elects to remarket the TERMS on a Remarketing Date, the TERMS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "Tender of TERMS; Remarketing" and "Repurchase" and to the Company's right to redeem the TERMS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the fourth Business Day immediately preceding the applicable Remarketing Date, if the Company irrevocably elects to exercise its right to redeem the TERMS, in whole but not in part, from the Remarketing Dealer on such date at the Optional Redemption Price.

     The "Optional Redemption Price" shall be the sum of (i) the greater of (x) 100% of the full aggregate principal amount of the TERMS and (y) the Dollar Price as of the applicable Remarketing Date (which, if the applicable Remarketing Date is the Additional Remarketing Date, will equal the Accreted Dollar Price) plus, in the case of either (x) or (y) above, accrued and unpaid interest to the applicable Remarketing Date.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the TERMS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with TERMS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding TERMS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. Persons considering the purchase of the TERMS should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the TERMS arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a Holder of a TERMS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, or (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or (iii) an estate whose income is subject to United States Federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a TERMS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a Holder of a TERMS that is not a U.S. Holder.

     The United States Federal income tax treatment of debt obligations such as the TERMS is not entirely certain. Because the TERMS are subject to mandatory tender on the Initial Investor Maturity Date, the Company intends to treat the TERMS as maturing on the Initial Investor Maturity Date for United States Federal income tax purposes. By purchasing the TERMS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the TERMS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the TERMS are issued to the Holder at par value or alternatively, the excess of the par value over the issue price does not exceed the statutory de minimis amount (generally 1/4 of 1% of the TERMS' stated redemption price at the Initial Investor Maturity Date multiplied by the number of complete years to the Initial Investor Maturity Date from its issue date), the TERMS will not be treated as having original issue discount.

     It is expected that the TERMS will be issued without having original issue discount. If, however, the TERMS are issued at a discount greater than the statutory de minimis amount, a Holder would be required to include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the Holder's regular method of accounting.

     Under the foregoing treatment, upon the sale, exchange or retirement of a TERMS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the TERMS. A U.S. Holder's adjusted tax basis in a TERMS generally will equal such U.S. Holder's initial investment in the TERMS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such TERMS. Such gain or loss will generally be long-term capital gain or loss if the TERMS were held for more than one year.

     Currently, individual taxpayers are subject to reduced maximum tax rates on their long-term capital gains depending on the length of the holding period for the capital assets. Gains recognized on capital assets held by an individual taxpayer for more than eighteen months are subject to a 20% maximum rate and capital gains recognized on capital assets held by an individual taxpayer for more than twelve months but less than eighteen months are subject to a 28% maximum rate (the "mid-term rate"). On June 25, 1998, the House of Representatives passed the IRS Restructuring and Reform Act of 1998 (the "legislation") which would eliminate the mid-term rate and apply the 20% maximum rate to all gains recognized by individual tax payers on the sale of capital assets held for more than 12 months. The Senate is expected to vote on this legislation in early July. The legislation would apply retroactively to the sale or disposition of a capital asset occurring after December 31, 1997. No assurance can be given on whether or not the legislation will be enacted into law. Prospective investors are urged to consult their own tax advisors regarding this legislation.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the TERMS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the TERMS as maturing on the Maturity Date.

     In the event the TERMS were treated as maturing on the Maturity Date for United States Federal income tax purposes, because the Interest Rate to Maturity will not be determined until the Determination Date, the TERMS would be treated as having contingent interest under the Internal Revenue Code of 1986, as amended (the "Code"). In such event, under Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Company would be required to construct a projected payment schedule for the TERMS, based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the TERMS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the TERMS at the beginning of each interest accrual period and the estimated yield of the TERMS. In general, for these purposes, a TERMS' adjusted issue price would equal the TERMS' issue price increased by the interest previously accrued on the TERMS, and reduced by all payments made on the TERMS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a TERMS (including a sale pursuant to the mandatory tender on the Initial Investor Maturity Date) by a U.S. Holder, will likely differ if the TERMS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.


Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a TERMS, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Holder of the TERMS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Holder. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a TERMS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Holder to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a TERMS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The TERMS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the TERMS would have been effectively connected with the conduct by such individual of a trade or business in the United States.


Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the TERMS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the TERMS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a TERMS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States Federal income tax provided the required information is furnished to the IRS.

New Withholding Regulations

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


                                 UNDERWRITING

     Subject to the terms and conditions set forth in a Distribution Agreement dated as of February 26, 1998, as supplemented by a Terms Agreement dated as of June 30, 1998 (the "Distribution Agreement"), between the Company and Credit Suisse First Boston Corporation (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the entire principal amount of the TERMS at a price equal to 102.04% of the principal amount thereof. Such amount includes a premium paid by the Remarketing Dealer for the right to remarket the TERMS.

     In the Distribution Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the TERMS offered hereby if any TERMS are purchased. The Underwriter has advised the Company that the Underwriter proposes to offer the TERMS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriter may effect such transactions by selling TERMS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of TERMS for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the TERMS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of TERMS by them may be deemed to be underwriting compensation.

     The TERMS are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that the Underwriter intends to make a market in the TERMS, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the TERMS.

     Following a Remarketing Date, the TERMS may be remarketed to or through the Underwriter, directly to purchasers, to dealers or otherwise. Such transactions may be effected from time to time at a fixed price or prices, or at market prices prevailing at the time of sales at prices related to such prevailing market prices or at negotiated prices. If required at any time, this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement, as amended or supplemented, or a new Prospectus may be used in connection with remarketing the TERMS. The TERMS may also be remarketed following a Remarketing Date in one or more private transactions, including pursuant to Rule 144A under the Securities Act.

     In the ordinary course of business, the Underwriter and its affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.


                             VALIDITY OF THE TERMS

     The validity of the TERMS offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters will be passed upon for the Underwriter by Brown & Wood LLP, New York, New York.

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No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the Prospectus or Prospectus Supplement in connection with the offer made by this Pricing Supplement and the Prospectus and Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. Neither the delivery of this Pricing Supplement and the Prospectus and Prospectus Supplement nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company since the date hereof. This Pricing Supplement and the Prospectus and Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                          --------------------------


                               TABLE OF CONTENTS

                              Pricing Supplement




                                                                   Page
                                                                  -----
Ratio of Earnings to Fixed Charges ..............................    2
Description of the TERMS ........................................    2
Certain United States Federal
    Income Tax Considerations ...................................    8
Underwriting ....................................................   11
Validity of the TERMS ...........................................   11


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

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                                  $75,000,000



                                  PEP BOYS(R)

                              6.92% Term Enhanced
                           ReMarketable Securities(SM)
                                  ("TERMS(SM)")





                              PRICING SUPPLEMENT






                          Credit Suisse First Boston





                   "Term Enhanced ReMarketable Securities(SM)" and "TERMS(SM)" are service marks owned by
                    Credit Suisse First Boston Corporation







--------------------------------------------------------------------------------